Exhibit 10.35

301 Carlson Parkway, Suite 103 Minnetonka, Minnesota 55305 Voice: 952.893.9012 | Fax: 952.893.9036 www.cherrytree.com

July 17, 2007

Mr. David Meyer

Titan Machinery, Inc.

4876 Rocking Horse Circle

Fargo, ND 58103

Dear David:

This letter amends in its entirety the agreement (“Agreement”) between Titan Machinery (the “Company”) and Cherry Tree Securities, LLC (“CTS”) dated April 1, 2006.  This amendment (“Amendment”) will address the terms under which CTS will act as the Company’s financial advisor relative to a planned public offering of stock of the Company or an operating unit of the Company.

CTS and the Company agree as follows:

1.                                       CTS will provide general financial advisory services to the Company in connection with a planned public offering of stock of the Company or an operating unit of the Company, during the engagement period (“Engagement Period”).

2.                                       As advisor to the Company, CTS will provide advisory services related to the matters below:

a.             Independent Auditor Management Letter.

b.             Audit issues in connection with the February 28, 2007 Audit.

c.                                       Acquisition accounting and the application of Rule 3.05 relating to significant subsidiaries.  This includes coordinating GAAP reporting for the Aberdeen acquisition and dealing with potential audit issues.

d.             Definition of control environment improvements and related implementation.

e.             Offering Memorandum and SEC Form S-1.

f.              Reporting and Close process consistent with SEC Reporting requirements.

g.             Sarbanes Oxley.

h.             Disclosure committee formation and charter development.

i.              Compliance committee formation and charter development.

3.                                       In consideration for CTS’ services, the Company will pay CTS the following fees and expenses:

INVESTMENT BANKING AGREEMENT	CONFIDENTIAL

a.                                       $5,000 monthly retainer during the period July 1, 2007 through June 30, 2008.

b.                                      At the closing of a public offering of stock during the Engagement Period or the twelve month period following the Engagement Period, a cash Success Fee paid by wire transfer at the closing.  It is the intention of the parties that the Success Fees payable to CTS pursuant to this Agreement will be $125,000.

c.                                       During the engagement the Company will reimburse CTS for its reasonable, documented, out-of-pocket expenses, including all travel expenses, printing and graphics costs, postage, and other costs associated with this Agreement.

4.                                       CTS shall keep confidential all material non-public information provided to it by the Company, and shall not disclose such information to any third party, other than such of its employees and advisors as CTS determines to have a need to know, except as required by applicable law or pursuant to an order entered or subpoena issued by a court of competent jurisdiction.  Information will not be considered confidential to the extent that CTS can demonstrate that such information is (i) already known to be free of any restriction at the time it is obtained; (ii) subsequently learned from an independent third party free of any restriction; or (iii) available publicly through no fault of CTS or its employees.  This section supersedes any other written or oral confidentiality agreement between CTS and the Company.

5.                                       The Company agrees to indemnify and hold CTS (which term includes its directors, controlling persons as such term is defined under the Securities Act of 1933, officers, managers, members, employees, contractors, subcontractors and agents) harmless against and from all losses, claims, damages or liabilities, and all actions, claims, proceedings and investigations in respect thereof, arising out of or in connection with this engagement or CTS’ services rendered in connection with this engagement, and to reimburse CTS for all reasonable legal and other out-of-pocket expenses as incurred by CTS in connection with investigating, preparing or defending any such action, claim, proceeding or investigation, provided, however, the Company will not be so liable to the extent that any such loss, claim, damage or liability is finally judicially determined to have resulted from CTS’ gross negligence or willful misconduct.

6.                                       The confidentiality, payment of fees, reimbursement, and indemnity obligations of the Company and CTS under this Agreement will be in addition to any liability which the Company or CTS may otherwise have, will survive any termination of this Agreement, and will be binding upon and extend to the benefit of any successors, assigns, heirs and personal representatives of the Company and CTS.

7.                                       The Company agrees that CTS has the right to place advertisements in mailings and newspapers and journals at CTS’s own expense describing their services to the Company hereunder and using the Company logo.

8.                                       The Agreement represented by this letter will be governed by the laws of State of Minnesota.  Any dispute or controversy arising out of this Agreement will be determined by arbitration conducted in accordance with the rules of the National Association of Securities Dealers, Inc. then in effect.

Any arbitration award will be final and binding upon the Company and CTS, and judgment upon the award may be entered in any court having jurisdiction.

If this letter correctly sets forth the understanding between us, please so indicate by signing on the designated space below and returning a signed copy to us, where upon this letter will constitute the Agreement between us.  We look forward to working with you.

Sincerely,

CHERRY TREE SECURITIES, LLC
David G. Latzke

By	/s/ David G. Latzke	Date: July 17, 2007
Its: Managing Director

TITAN MACHINERY INC.
David J. Meyer

By	/s/ David J. Meyer	Date July 17, 2007
Its: CEO